Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DBV TECHNOLOGIES S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value €0.10 per share, reserved for future issuance upon the exercise of stock options issuable under the 2022 Stock Option Plan	457(c) and 457(h)	628,600(3)	$3.38(3)	$2,124,668	$147.60 per $1,000,000	$313.60

Equity	Ordinary Shares, nominal value €0.10 per share reserved for future issuance upon settlement of free shares issuable under the 2023 Stock Option Plan	457(c) and 457(h)	7,221,641(4)	$1.81(5)	$13,071,170	$147.60 per $1,000,000	$1,929.30

Equity	Ordinary Shares, nominal value €0.10 per share reserved for future issuance upon settlement of free shares issuable under the 2023 Free Share Plan	457(c) and 457(h)	1,925,772(4)	$1.81(5)	$3,485,647	$147.60 per $1,000,000	$514.48

Total Offering Amounts					$18,681,485		$2,757.38

Total Fee Offsets							—

Net Fees Due							$2,757.38

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADS. Each ADS represents one-half of one Ordinary Share.
(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Ordinary Shares that become issuable under the Registrant’s 2022 Stock Option Plan, 2023 Stock Option Plan and 2023 Free Share Plan or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)

Represents ordinary shares issuable upon the exercise of outstanding options granted under the 2022 Stock Option Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options, as expressed in U.S. dollars based on the European Central Bank exchange rate on November 16, 2023 (€1=$1.0849).

(4)

Represents ordinary shares that are reserved for future grants under the 2023 Stock Option Plan and 2023 Free Share Plan. These amounts are estimated solely for the purpose of calculating the registration fee.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Ordinary Shares on Euronext Paris on November 16, 2023, as expressed in U.S. dollars based on the European Central Bank exchange rate on November 16, 2023 (€1=$1.0849).